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                          JACOR SHAREHOLDERS AGREEMENT


                 THIS SHAREHOLDERS AGREEMENT, dated as of February ___, 1996, is among Citicasters Inc., a Florida corporation ("Citicasters"), and the Zell/Chilmark Fund L.P., a Delaware limited partnership ("ZCF").

                 WHEREAS, Jacor Communications, Inc., an Ohio corporation (the "Company"), JCAC, Inc., a Florida corporation ("Acquisition") and Citicasters are, concurrently with the execution of this Agreement, entering into an Agreement and Plan of Merger (the "Merger Agreement"), which provides, among other things, upon the terms and subject to the conditions thereof, that Acquisition will be merged with and into Citicasters in accordance with the Florida Business Corporation Act (the "Merger") such that each share of Class A Common Stock, par value $.01 per share, of Citicasters (the "Shares") issued and outstanding immediately prior to the effective time of the Merger (other than Shares owned by Citicasters, the Company, Acquisition or any direct or indirect subsidiary of Citicasters, the Company or Acquisition, and any Shares held in the treasury of the Company) will be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement);

                 WHEREAS, ZCF owns in excess of 69.0% of the outstanding shares (the "ZCF Shares") of the Company's common stock, without par value ("Common Stock"); and

                 WHEREAS, in order to induce Citicasters to enter into the Merger Agreement, ZCF has agreed to enter into this Agreement.

                 NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, ZCF and Citicasters hereby agree as follows.

                 Section 1. REPRESENTATIONS AND WARRANTIES OF ZCF. ZCF represents and warrants to Citicasters as follows:

                 (a) ZCF is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

                 (b) ZCF has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

                 (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by ZCF and no other
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proceedings on the part of ZCF are necessary to authorize this Agreement or to consummate the transactions so contemplated.

                 (d) This Agreement has been duly and validly executed and delivered by ZCF and constitutes a legal, valid and binding agreement of ZCF enforceable against ZCF in accordance with its terms, except that the enforceability hereof may be subject to applicable bankruptcy, insolvency or other similar laws now or hereinafter in effect, affecting creditors' rights generally.

                 (e) For so long as this Agreement is in effect, ZCF hereby grants Citicasters an irrevocable proxy and irrevocably appoints Citicasters or its designees, with full power of substitution, its attorney and proxy to vote all the ZCF Shares, and any shares of Common Stock hereafter acquired by ZCF, at any meeting of the shareholders of the Company, however called, in favor of any proposal to approve for issuance shares of Common Stock and warrants to purchase shares of Common Stock, in each case, in an amount necessary for the payment of the Merger Consideration pursuant to the Merger Agreement, and if required, the adoption of the Merger Agreement and the approval of the Merger. This Agreement does not grant to Citicasters or its designees any right to vote on any other matters which may be presented to the Company's shareholders at such meeting. The proxy granted hereby shall be deemed to be a proxy coupled with an interest for purposes of Section 1701.48(D) of the Ohio Revised Code.

                 (f) For so long as this Agreement is in effect, in any meeting of the stockholders of the Company, however called, ZCF shall vote or cause to be voted all of the ZCF Shares, and any shares of Common Stock hereafter acquired by ZCF, in favor of any proposal to approve for issuance shares of Common Stock and warrants to purchase shares of Common Stock, in each case, in an amount necessary for the payment of the Merger Consideration pursuant to the Merger Agreement.

                 (g) As of the date of this Agreement, ZCF is the beneficial owner of at least 69.0% of the outstanding shares of Common Stock.

                 Section 2. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                 Section 3. EXPENSES. Each party shall bear its own expenses and costs in connection with this Agreement and the transactions contemplated hereby.





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                 Section 4.  AMENDMENT; ASSIGNMENT.  This Agreement may not be
modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto. No party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party.

                 Section 5. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                 Section 6. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to the other party as follows:

                 (a)      If to ZCF, to:

                          David J. Rosen
                          Zell/Chilmark Fund L.P.
                          Two North Riverside Plaza
                          Suite 1900
                          Chicago, Illinois 60606
                          Facsimile:  (312) 902-1573

                          with a copy to:

                          Thomas W. Kahle, Esq.
                          Graydon, Head & Ritchey
                          1900 Fifth Third Center
                          511 Walnut Street
                          Cincinnati, Ohio 45202
                          Facsimile:  (513) 651-3836

                          and
                          ---

                          Scott J. Davis, Esq.
                          Mayer, Brown & Platt
                          190 South LaSalle Street
                          Chicago, Illinois 60603
                          Facsimile:  (312) 701-7711





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                 (b)      If to Citicasters, to:

                          Samuel J. Simon, Esq.
                          Citicasters Inc.
                          Suite 600
                          One East Fourth Street
                          Cincinnati, Ohio 45202
                          Facsimile:  (513) 562-8075


                          with a copy to:

                          James C. Kennedy, Esq.
                          American Financial Group, Inc.
                          One East Fourth Street
                          Suite 919
                          Cincinnati, Ohio 45202
                          Facsimile:  (513) 579-2113


or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

                 Section 7. REASONABLE BEST EFFORTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

                 Section 8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of Ohio, without regard to the principles of conflicts of law thereof.

                 Section 9. TERMINATION. This Agreement shall terminate upon the earlier to occur of the consummation of the Merger or the termination of the Merger Agreement without the consummation of the Merger. No such termination shall relieve any party from liability for any breach of this Agreement.

                 Section 10. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (b) the





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remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                 Section 11. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                 Section 12. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                 Section 13. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its representatives thereunto duly authorized, all as of the day and year first above written.

                                             Zell/Chilmark Fund L.P.


                                             By: __________________________
                                                 Name:
                                                 Title:

                                             Citicasters Inc.


                                             By: __________________________
                                                 Name:
                                                 Title:





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